PROSPECTUS                 Pricing Supplement No.    3369
Dated April 28, 1999       Dated May 12, 1999
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration Statement
Dated May 3, 1999          No.'s 333-59707 and 333-76479

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                       (Fixed Rate Notes)

Trade Date:    May 12, 1999

Settlement Date (Original Issue Date):       May 17, 1999

Maturity Date: May 19, 2003

Principal Amount (in Specified Currency):   USD250,000,000

Price to Public (Issue Price):     100.00%

Agent's Discount or Commission:    0.300%

Net Proceeds to Issuer:       USD249,250,000

Interest Rate Per Annum:  5.88%

Interest Payment Date(s):

       X     March  15  and September 15 of each year  commencing
       September 15, 1999 (with respect to the period from and including May 17, 1999 to but excluding September 15,
       1999) and on the Maturity Date.
       ___  Other:

Form of Notes:

  X  DTC registered        ___ non-DTC registered


CAPITALIZED  TERMS  USED  IN THIS PRICING  SUPPLEMENT  WHICH  ARE
DEFINED  IN  THE  PROSPECTUS SUPPLEMENT SHALL HAVE  THE  MEANINGS
ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.
                           (Fixed Rate)
                                Page 2
                           Pricing Supplement No.    3369
                           Dated May 12, 1999
                           Rule 424(b)(3)-Registration Statement
                           No.'s  333-59707 and 333-76479


Repayment, Redemption and Acceleration

  Optional Repayment Date(s):  N/A
  Initial Redemption Date:  N/A
  Initial Redemption Percentage:  N/A
  Annual Redemption Percentage Reduction:  N/A
  Modified Payment Upon Acceleration:  N/A


Original Issue Discount:

  Amount of OID:  N/A
  Yield to Maturity:  N/A
  Interest Accrual Date:  N/A
  Initial Accrual Period OID:  N/A


Amortizing Notes:

  Amortization Schedule:  N/A


Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A
  Option Value Calculation Agent:  N/A
  Option Election Date(s):  N/A


Indexed Notes:

  Currency Base Rate:  N/A
  Determination Agent:  N/A

                           (Fixed Rate)
                                Page 3
                           Pricing Supplement No.    3369
                           Dated May 12, 1999
                           Rule 424(b)(3)-Registration Statement
                           No.'s  333-59707 and 333-76479

Additional Information:

   General.

  At March 27, 1999, the Company had outstanding indebtedness totalling $167.367 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at March 27, 1999 excluding subordinated notes payable after one year was equal to $166.670 billion.

   Consolidated Ratio of Earning to Fixed Charges.

   The  information contained in the Prospectus under the caption
   "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

           Year Ended December 31,         Three Months Ended
           1994   1995  1996  1997  1998     March 27, 1999
           1.63   1.51  1.53  1.48  1.50        1.53

   For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

  Goldman, Sachs & Co. is acting as agent in connection with the distribution of the Notes. The Agent will receive a selling commission equal to 0.300% of the principal amount of the Notes.